Exhibit 99.1

Northrim News
For Immediate Release

Date: November 16, 2021
Contact: Katie Bender
Phone: 907.261.3302

Northrim Bank announces the passing of
Chief Operating Officer, Michael Martin

It is with sadness that we share with the community the passing of Michael Martin, EVP, and Chief Operating Officer.

Mr. Martin also served as the Bank’s General Counsel and Corporate Secretary and recently celebrated his 10 year anniversary at Northrim. He will be remembered for his deep commitment to the company and the meaningful relationships he formed throughout his career.

Mr. Martin was active in his community, having served as a past-president of Alaska Public Media and was currently on the board of the Anchorage Symphony Orchestra and president of the Alaska Bankers Association. In addition, he taught many courses at Alaska Pacific University, the University of Alaska Anchorage, Pacific Coast Banking School at the University of Washington, and the American Institute of Banking.

Mr. Martin was passionate about his work at the Bank and the many customers and colleagues that he worked with over the years. We are grateful to Mr. Martin for his many years of dedicated service to the Bank.

About Northrim Bank Northrim Bank is an Alaska-based community bank with 17 branches in Anchorage, Eagle River, the Matanuska Valley, the Kenai Peninsula, Juneau, Fairbanks, Ketchikan, and Sitka, and a lending production office in Kodiak, serving approximately 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its signature “Superior Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company.
www.northrim.com